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                                                                      Exhibit 16


                             [ANDERSEN LETTERHEAD]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 28, 2002


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 31, 2002 of Bay View Capital Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the first, second and third paragraphs as they relate to matters between Bay View Capital Corporation and Arthur Andersen LLP.

Very truly yours,

ARTHUR ANDERSEN LLP


By /s/ ROBERT L. CHRISTENSEN
Robert L. Christensen


cc: Mr. Robert Goldstein, Chief Executive Officer, Bay View Capital Corporation
    Mr. John Rose, Chief Financial Officer, Bay View Capital Corporation